Exhibit (a)(5)(R)

NEWS RELEASE

Investor Contact:

Alex Wellins, Brinlea Johnson

The Blueshirt Group

(415) 217-7722

alex@blueshirtgroup.com

brinlea@blueshirtgroup.com

Media Contact:

Ken Robinson

NetManage, Inc.

(408) 342-7118

Ken.Robinson@netmanage.com

NetManage Provides Update on Status of Discussions of Alternative Transactions

CUPERTINO, Calif.—January 17, 2007—NetManage, Inc. (Nasdaq:NETM), a leading software company that provides solutions for integrating, Web enabling and accessing enterprise information systems, announced that today it has received a proposal to acquire NetManage through a merger transaction at a price per share in cash in excess of the offer price proposed to be paid to NetManage stockholders in the unsolicited partial tender offer to purchase up to 1,296,890 shares of NetManage common stock for $5.25 per share in cash made on December 20, 2006 by Riley Acquisition LLC, which is owned by Riley Investment Partners, L.P.

NetManage’s Board of Directors, consistent with its fiduciary duties and in consultation with its advisors, expects to meet in due course to review and discuss the newly-received proposal.

On January 4, 2007, NetManage filed its Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission in response to Riley’s partial tender offer. In the Schedule 14D-9, NetManage disclosed that, since December 7, 2006 (the date on which Riley informed NetManage of its intent to commence the partial tender offer), NetManage has had discussions regarding alternatives for NetManage, including the potential sale of NetManage or a significant part of its assets or capital stock, and has engaged in preliminary discussions with several parties with respect to such alternative transactions. NetManage is issuing this press release to provide a further update on these discussions. The party making the new proposal stated that the proposal was confidential but has permitted NetManage to issue this press release. At this time, NetManage’s Board of Directors has not changed its position with respect to Riley’s partial tender offer as set forth in its Schedule 14D-9.

The newly-received proposal is subject to conditions, and NetManage’s discussions with the party making the newly-received proposal are preliminary. Accordingly, NetManage cannot predict at this time whether the newly-received proposal or any discussions with respect to other alternative transactions will result in any definitive transactions and, if so, whether the terms of any such transactions will be more favorable or less favorable to the NetManage stockholders than Riley’s partial tender offer. NetManage does not expect that it will have any more definitive information to report with respect to the newly-received proposal prior to 5:00 P.M., Eastern Standard time, on January 22, 2007, the initial expiration date of Riley’s partial tender offer. By providing this announcement, NetManage is not undertaking to provide further updates with respect to the newly-received proposal or other matters regarding strategic alternatives for NetManage, except as is necessary for NetManage to comply with law.

About NetManage

NetManage, Inc. (NASDAQ:NETM) a software company that provides solutions for integrating, Web enabling, and accessing enterprise information systems. More than 10,000 customers worldwide, including a majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.netmanage.com.

© 2007 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

Notice to Investors

This communication is neither an offer to purchase nor a solicitation of an offer to sell any securities. A solicitation and offer to buy shares of NetManage common stock is being made pursuant to an offer to purchase and related materials that Riley has filed with the Securities and Exchange Commission. Riley has filed a tender offer statement on Schedule TO with the Securities and Exchange Commission and NetManage is filing today a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. In addition, this communication is not a solicitation of a proxy from any security holder of NetManage. Riley has stated that intends to bring nominations and proposals at the 2007 Annual Meeting of Stockholders of NetManage and will file with the Securities and Exchange Commission a proxy statement and other relevant documents to be mailed to security holders in connection therewith. NetManage intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents to be mailed to security holders in connection with the 2007 Annual Meeting of Stockholders of NetManage and to mail a definitive proxy statement to security holders of NetManage in connection therewith. The tender offer statement (including the offer to purchase, related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain, and the proxy statement, when available, will contain, important information that should be read carefully and considered before any decision is made with respect to the tender offer or any proxy solicitation, as appropriate. All of these materials will be sent free of charge to all stockholders of NetManage by Riley or NetManage, as appropriate. In addition, all of these materials (and all other materials filed by NetManage with the Securities and Exchange Commission) are or will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov and through NetManage’s website at www.netmanage.com. Riley has stated that free copies of its offer to purchase, related letter of transmittal and certain other offering documents will be made available free of charge by Riley, and NetManage expects that Riley will make its proxy statement available free of charge once available. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by NetManage by contacting Morrow & Co., Inc., 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902 or at (800) 607-0088 or NetManage Investor Relations at NetManage, Inc., 20883 Stevens Creek Boulevard, Cupertino, California 95014, Attention: Investor Relations or at (408) 342-7637.

Note Regarding Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements that are intended to be covered by the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release concerning activities, events or developments that NetManage expects, believes or anticipates will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements. Additional information on these and other risks, uncertainties and factors is included in NetManage’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the Securities and Exchange Commission.